PRESS RELEASE


FOR IMMEDIATE RELEASE                              CONTACT:
---------------------                              --------
                                                   Joe R. Love, Chairman
                                                   Don W. Grimmett, President
                                                   (405) 848-0996

                 GRIMMETT NAMED NEW PRESIDENT OF ATOMIC BURRITO
                     COMPANY TO SELL RESTAURANT DIVISION AND
                               FOCUS ON NIGHTCLUBS

Oklahoma City,  Oklahoma........August  30,  2000.......(NASDAQ:  ATOM)...Atomic
Burrito, Inc. ("Atomic Burrito") announced today that Don W. Grimmett has been named President, replacing James E. Blacketer, who recently resigned. In addition, the company announced that it plans to sell its Atomic Burrito restaurant division and re-focus on its profitable nightclub operations.

Grimmett has served as the company's Vice-President of Operations for the past four years, and before that served in the same capacity for another nightclub operator. He has been instrumental in the company's successful nightclub ventures.

Blacketer, the company's President since 1996, resigned to re-enter the private sector and develop additional restaurants, including possibly the Atomic Burrito chain. He has formed an investor group and is exploring various opportunities in the industry.

Grimmett, who has an extensive background in the nightclub industry, commented, "I am excited about the possibilities and potential for our company as we look to the future. I believe we can expand our successful nightclub business and make acquisitions which will enable us to take our company to the next level. The capital needed to develop a new restaurant concept is substantial, and we believe we can better utilize our resources by expanding with additional nightclubs."

"As we evaluated and analyzed our business units, it became apparent that our success was with the nightclubs, and that the future direction of the company should be in this area," added Grimmett. "We certainly appreciate all of Jim's efforts and wish him well in the future."

Grimmett said he hoped to have all of the Atomic Burrito restaurants sold by the end of 2000.

Atomic Burrito owns and operates five Atomic Burrito restaurants located primarily in the southwest. The Company also owns and operates two country and western nightclubs under the name "InCahoots" in Wichita and in St. Louis.